Exhibit 10.6.1

Incentive and Retention Program

Under the Company’s Incentive and Retention Program adopted by the Compensation Committee of the Board of Directors of the Company on May 19, 2003, certain employees and officers and the contracted corporate counsel of the Company are entitled to receive a bonus, based upon such individual’s pro rata portion of the stock options granted to such individual on or around May 22, 2003, (i) within thirty days of completion of the sale of all or substantially all of the assets or stock of the business of the Company or a merger of the Company with another company pursuant to which the consideration per share received by the Company’s shareholders meets certain thresholds described in the program, or (ii) within thirty days of the completion of a secondary underwritten public offering pursuant to which the proceeds received by the Company and offering price of the common stock meets certain thresholds described in the program. The maximum aggregate bonus payable by the Company under the program is $2,236,962. Under the program, if the Company’s Board of Directors determines in its discretion that the Company is unable to pay applicable bonus awards in cash, it shall pay such awards in securities of the Company’s stock before the transaction, or in the purchaser’s stock thereafter, or substantially similar securities.

Annual Incentive Bonuses

On March 26, 2003 the Compensation Committee of the Board of Directors of PlanVista Corporation adopted Annual Incentive Bonus targets for each of its senior officers in keeping with the Company’s annual bonus compensation practices. The senior officers of the Company are entitled to receive a cash bonus based on certain financial, business and personal goals as set forth in each individual senior officer’s 2003 Annual Incentive Planning Worksheet. The Board of Directors reserved the right to pay 20% of the senior officers’ bonuses in registered shares of Company Common Stock. As disclosed in the Company’s Proxy Statement for the 2003 Annual Meeting of Stockholders, the Compensation Committee approved bonuses for Messrs. Dingle and Markle in the event of a change of control of the Company. In November 2003 the Compensation Committee approved an additional $150,000 bonus to Mr. Dingle in connection with a change of control under certain specified circumstances.

The Company also awards Annual Incentive Bonuses for certain employees of the Company, based on specified financial, business and personal goals set forth in each individual employee’s 2003 Annual Incentive Planning Worksheet.

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